UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
(Amendment No. __)*

ForgeHouse, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

346299 10 0
(CUSIP Number)

January 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 346299 10 0   SCHEDULE 13G

1.	NAMES OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Palmer Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
	a.	☐
	b.	☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
_________________

5. SOLE VOTING POWER
NUMBER OF	1,575,000
SHARES
BENEFICIALLY	6. SHARED VOTING POWER
OWNED BY	-0-
EACH
REPORTING	7. SOLE DISPOSITIVE POWER
PERSON	-0-
WITH
8. SHARED DISPOSITIVE POWER
-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,575,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.625%

12.	TYPE OF REPORTING PERSON:
OO

CUSIP No. 346299 10 0   SCHEDULE 13G

1.	NAMES OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Patrick Palmer

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
	a.	☐
	b.	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

5. SOLE VOTING POWER
NUMBER OF	75,000
SHARES
BENEFICIALLY	6. SHARED VOTING POWER
OWNED BY	-0-
EACH
REPORTING	7. SOLE DISPOSITIVE POWER
PERSON	75,000
WITH
8. SHARED DISPOSITIVE POWER
1,575,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,650,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%

13.	TYPE OF REPORTING PERSON:
IN

CUSIP No. 346299 10 0   SCHEDULE 13G

1.	NAMES OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Gina Palmer

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	a.	☐
	b.	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

5. SOLE VOTING POWER
NUMBER OF	75,000
SHARES
BENEFICIALLY	6. SHARED VOTING POWER
OWNED BY	-0-
EACH
REPORTING	7. SOLE DISPOSITIVE POWER
PERSON	75,000
WITH
8. SHARED DISPOSITIVE POWER
1,575,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,650,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%

14.	TYPE OF REPORTING PERSON*
IN

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 1.

(a)	Name of Issuer:

ForgeHouse, Inc.

(b)	Address of Issuer's Principal Executive Offices:

1575 Northside Drive Building 300, Suite 375
Atlanta, Georgia 30318

Item 2.

(a)	Name of Person Filing:

Palmer Trust

(b)	Address of Principal Business Office or, if None, Residence:

13351-D Riverside Dr., #136
Los Angeles, California 91423

(c)	Citizenship:

N/A

(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

(e)	CUSIP Number:

346299 10 0

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8);

(e)	☐	An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 4. Ownership.

(a)	Amount beneficially owned:

1,575,000 shares

(b)	Percent of class:

5.625%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote 1,575,000

(ii) Shared power to vote or to direct the vote 0

(iii) Sole power to dispose or to direct the disposition of 0

(iv) Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 1.

(a)	Name of Issuer:

ForgeHouse, Inc.

(b)	Address of Issuer's Principal Executive Offices:

1575 Northside Drive Building 300, Suite 375
Atlanta, Georgia 30318

Item 2.

(a)	Name of Person Filing:

Patrick Palmer

(b)	Address of Principal Business Office or, if None, Residence:

13351-D Riverside Dr., #136
Los Angeles, California 91423

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

(e)	CUSIP Number:

346299 10 0

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8);

(e)	☐	An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 4. Ownership.

(a)	Amount beneficially owned:

1,650,000 shares

(b)	Percent of class:
5.9%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote 75,000

(ii) Shared power to vote or to direct the vote 0

(iii) Sole power to dispose or to direct the disposition of 75,000

(iv) Shared power to dispose or to direct the disposition of 1,575,000

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 1.

(a)	Name of Issuer:

ForgeHouse, Inc.

(b)	Address of Issuer's Principal Executive Offices:

1575 Northside Drive Building 300, Suite 375
Atlanta, Georgia 30318

Item 2.

(a)	Name of Person Filing:

Gina Palmer

(b)	Address of Principal Business Office or, if None, Residence:

13351-D Riverside Dr., #136
Los Angeles, California 91423

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

(e)	CUSIP Number:

346299 10 0

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8);

(e)	☐	An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 346299 10 0   SCHEDULE 13G

Item 4. Ownership.

(a)	Amount beneficially owned:

1,650,000 shares

(b)	Percent of class:

5.9%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote 75,000

(ii) Shared power to vote or to direct the vote 0

(iii) Sole power to dispose or to direct the disposition of 75,000

(iv) Shared power to dispose or to direct the disposition of 1,575,000

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 346299 10 0   SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2008

/s/ Palmer Trust
Palmer Trust

/s/ Patrick Palmer
Patrick Palmer

/s/ Gina Palmer
Gina Palmer